UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2018

ALTIMMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

910 Clopper Road, Suite 201S Gaithersburg, Maryland		20878
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (240) 654-1450

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 24, 2018, Altimmune, Inc. (the “Company”) announced that the Biomedical Advanced Research and Development Authority (“BARDA”) modified its existing contract with the Company by adding $2.5 million to the $21.6 million base contract ($24.1 million total for the modified base contract) and extending the performance period through November 2019. The modification was executed effective September 20, 2018. The increase in funding is intended to allow vaccine characterization including key formulation parameters and batch consistency. In addition, the Company will assay clinical samples from its ongoing Phase 1 clinical trial for a mucosal immune response and compare different methods of intranasal administration of the vaccine in preclinical models.

The NasoShield program is funded through a contract with BARDA (HHSO100201600008C), which runs through September 2021 and, if all options are exercised, an additional $105 million is expected to provide funding through the end of Phase 2 development. Immunogenicity data for the two-dose cohort is expected to be available in the fourth quarter of this year.

Item 8.01.	Other Events.

On September 24, 2018, the Company issued a press release announcing additional BARDA funding to support NasoShield development. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release, dated September 24, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTIMMUNE, INC.

By:	/s/ William Enright
Name: William Enright
Title: President and Chief Executive Officer

Dated September 24, 2018